Exhibit 10.52
EMPLOYMENT AGREEMENT
between
Celgene International Sàrl,
(“Employer”)
and
Mr. Aart Brouwer,
(“Employee”)
1.	POSITION AND RESPONSIBILITIES

1.1	The Employer hereby employs the Employee and the Employee accepts employment as Chairman International and Senior Advisor to Celgene Chairman and Chief Executive Officer.

1.2
The Employee’s responsibilities are specified by the Employer. The Employee’s responsibilities may, from time to time, be modified by the Employer to perform other assignments or assume further responsibilities. The Employee’s other rights and obligations shall not be affected by such modification.

1.3	Unless the Employer provides otherwise, the Employee reports to Dr. Sol J. Barer, Chairman and Chief Executive Officer.

1.4
Place of work is presently Meggan and Boudry, Switzerland as business dictates and time is flexible and will be guided and based on the needs of the business as appropriate. The Employee’s position includes a level of travel activities commensurate to effectively perform the position responsibilities.

2.	REMUNERATION

2.1	Salary

The Employee shall receive an annual gross base salary of CHF 500,000 paid in 12 equal installments to be paid on the final payday of each month.

2.2	Bonus Payments

In addition to the fixed base salary in accordance with paragraph 2.1 above, the Employee shall be entitled in year one of this two year contract to a performance bonus of CHF 340,000 based on the achievement of agreed upon performance objectives and a performance bonus of CHF 200,000 based on the achievement of agreed upon performance objectives in year two.

2.3	Stock Options

Upon execution of this contract, pursuant to approval by the Compensation Committee of the Board of Directors of Celgene Corporation, the Employee will receive a one-time grant of a stock option to purchase 25,000 shares of Celgene common stock. Grants are made at fair market value on the date of the grant, and this grant will vest 25% each year for over a four year vesting period.

2.4	Deductions

The salary and bonus payments are gross payments. The Employee’s share in the prevailing premiums for social security insurances mandatory under Swiss law such as “AHV”, “IV”, “ALV”, “EO” etc., as well as for the pension plan maintained by the Employer (cf. paragraph. 4 hereafter) shall be deducted from the payments made to the Employee. In addition, the Employee agrees he has provided to the Employer certification that he will not be required to pay taxes at source. The Employee will himself have to report and pay taxes.

2.3	Financial Planning

Each calendar year for the two year duration of this contract, Celgene will provide payment up to CHF 17,000 for the sole purpose of financial planning.

2.5	Further Payments

Unless otherwise expressly agreed upon in writing, the payment of any other gratuities, profit shares, premiums or other extra payments shall be on a voluntary basis, subject to the provision that even repeated payments without the reservation of voluntarily shall not create any legal claim for the Employee, either in respect to their cause or their amount, either for the past or for the future.

3.	EXPENSES

3.1
The Employer shall reimburse the Employee upon submission of appropriate vouchers for reasonable and customary business travel expenses in accordance with the applicable Employer’s guidelines as in force from time to time. The Employee shall submit such expense vouchers monthly.

3.2	In addition, the Employee will be authorized to use the services of a company paid car while commuting to Boudry for business related reasons.

4.	PENSION FUND

4.1
As the Employee have requested, he will only participate in a stakeholder based Pension rather than that which is provided by Celgene to all employees. The Employee will be subject to the mandatory requirements of the Federal Law on Occupational Old Age, Survivors and Disability Benefit Plan (“BVG”). Employer and Employee shall pay their shares in the pension plan according to the applicable pension regulations and the terms of the pension plan administered by Winterthur Columna.

5.	SICKNESS / INSURANCE, “EMPLOYEE’S PREVENTION FROM WORK”

5.1
If the Employee is by no fault of his own and due to reasons inherent in his person, such as for example sickness, accident or military service, prevented from performing work, the Employer will, after the first three months of employment, continue to pay the Employee’s salary according to the following:

1–90 days	100% of insured base salary
91–720 days	80% of insured base salary

Nothing in this paragraph 5.3 shall in any way limit the parties’ freedom to give notice of termination; once the employment terminated, the Employer shall no longer have the obligation to make any salary payments but the Employee shall receive the benefits according to the Pension Scheme, if any.

6.	WORKING HOURS / VACATIONS

6.1	The Employee agrees to exercise his best efforts to successfully and carefully accomplish the duties assigned to him.

6.2	The Employee shall be entitled to 23 working days of paid vacations per calendar year, in addition to public and bank holidays.

7.	DUTIES OF LOYALTY AND CONFIDENTIALITY

7.1
The Employee shall devote his efforts exclusively to the Employer in furtherance of the Employer’s interests. Any engagement in additional occupations for remuneration or any participation in any kind of enterprise requires the written consent of the Employer. This shall not apply to the usual acquisition of stocks or other shares for investment purposes. Membership in the board of directors or supervisory board of other companies shall also require the written approval of the Employer. The employee acknowledges the company policy regarding Board of Director appointments of no more than two appointments so as to fully ensure balance against outside Board commitments and Celgene objectives.

7.2
The Employee shall during the period of employment with the Employer and at any time thereafter, keep secret any confidential information concerning the business, contractual arrangements, deals, transactions or particular affairs of the Employer or its affiliates and will not use any such information for his own benefit or the benefit of others. This obligation shall also exist with respect to any protected data and confidential information of third parties that the Employee gets to know while performing the obligations under this Agreement.

7.3
Upon termination of this Agreement for any reason, the Employee shall return to the Employer all files and any company documents concerning the business of the Employer and its affiliates in his possession or open to his access, including all designs, customer and price lists, printed material, documents, sketches, notes, drafts as well as copies thereof, regardless whether or not the same are originally furnished by the Employer or its affiliates.

8.	INVENTIONS

8.1
All intellectual property rights including but not limited to patent rights, design rights, copyrights and related rights, database rights, trademark rights and chip rights as well as any rights in know how ensuing from the work performed by the Employee during the term of his employment (hereinafter the “Intellectual Property Rights”), shall exclusively vest in the Employer. The Employee may not, without the Employer’s written consent, disclose, multiply, use, manufacture, bring on the market or sell, lease, deliver or otherwise trade, offer, or register the results of his work. Any inventions while performing the employment contract but not in performance of a contractual obligation will be compensated appropriately (Art.332 paragraph. 4 CO).

8.2
Insofar as rights that are mentioned in section 8.1 above and are related to the Intellectual Property Rights are not vested in the Employer by operation of law or based on section 8.1 above, the Employee covenants that he will transfer and, insofar as possible, hereby transfers to the Employer such rights provided, however, that the Employer may renounce such transfer or transfer back to the Employee any such Intellectual Property Rights at any time. If a transfer should not be possible under the applicable law, then the Employee shall grant to the Employer a perpetual, transferable, royalty-free license to use such Intellectual Property Rights.

8.3
The Employer is entitled to transfer the Intellectual Property Rights in full or in part to any third party. The Employer and such third parties are not obliged to mention the Employee as the author if they publish any inventions, computer programs or other works. They are free to make any modifications, translations and/or other adaptations and/or can refrain from making any publications.

9.	DATA PROTECTION

With the execution of this Agreement, the Employee consents that the Employer may store, transfer, adapt and delete all personal data in connection with this employment relationship. The Employee acknowledges that personal data may be transferred to companies outside Switzerland affiliated with the Employer, in particular to Celgene Corporation in the U.S. However all such data transfer shall be guided to be in full compliance with Swiss Data Protection Law.

10.	RESTRAINT OF COMPETITION

The Employee shall not, during the term of his employment and for a 12 months period after the end of the employment, perform any activity competing with the Employer in specific subject areas in which the Employee was active or to which he had access during his work for Celgene.

In particular, the Employee agrees:
•
not to have, directly or indirectly, any financial or other interest in a business or company which develops, produces, markets or distributes products substantially similar to the products of the Employer or its affiliated companies or to render services similar to those rendered by the Employer or its affiliated companies (a “Competitor”);

•	not to accept any part or full time employment in such a Competitor or to act as consultant, agent or representative of or in any other capacity for such a Competitor;

•	not to directly or indirectly establish such a Competitor.
11.	SANCTIONS

The Employee understands that a violation of the obligations under article 10 of this Agreement might cause serious damage to the Employer. In the event the Employee violates an obligation under article 10 of this Agreement, the Employer shall be entitled to seek judicial enforcement of such obligation, Furthermore, the Employee agrees to pay to the Employer an amount of CHF 585,000 as liquidated damages upon each violation of a duty or obligation under article 10. The payment of the liquidated damages does not relieve the Employee from the obligations under article 10 of this Agreement. The Employer’s right to claim damages exceeding the amount of liquidated damages is expressly reserved.

12.	DURATION AND TERMINATION

12.1	This Employment Agreement shall be effective as of November 1, 2008 and last for a fixed period of two years terminating, without any notice being required, on December 31, 1010.

13.	MISCELLANEOUS

13.1	This Employment Agreement replaces all prior understandings and/or contracts between the parties.

13.2
Amendments and additions to this Agreement including this clause must be in writing to be effective. This form requirement does not apply to the notice of termination, which does not require a particular form.

13.3
Should one or several provisions of this Agreement prove invalid, in part or in whole, such invalid provision(s) shall not affect the validity of the other provisions in this Agreement. The invalid provision(s) shall be replaced by such valid provision(s) that best meet(s) the parties’ intention when agreeing on the invalid provision(s).

14.	APPLICABLE LAW

14.1	This Employment Agreement shall be governed by Swiss law.

Place	and date	Place and date

Summit, NJ 10-7-08		/s/ Sol J. Barer

By:		Sol J. Barer

The Employer		The Employee

Celgene International Sàrl

7 Oct 08		/s/ Aart Brouwer

By:		Aart Brouwer